Exhibit 99.1

Imperial Oil Limited 237 – 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Revised cost and schedule received for Syncrude Stage 3 expansion project

For Immediate Release
Calgary, March 4, 2004 — Imperial Oil Resources, along with the other owners of Syncrude Canada, was advised today of a revised cost and schedule outlook for the Stage 3 expansion of the Syncrude oil-sands mining operation, located near Fort McMurray, Alberta.

Syncrude’s Stage 3 expansion includes the development of the Aurora 2 mine and the addition of a third, 100,000-barrel per day fluid coker. Stage 3 also includes facilities to improve the quality of Syncrude’s total site production, which will be increased to approximately 350,000 barrels a day on project completion. Total costs for the Stage 3 expansion are now estimated to be approximately $7.8 billion (Cdn.). The projected increases are not related to the Aurora 2 mine, which was commissioned in late 2003.

The revised outlook was developed after a thorough review of the project commissioned by Syncrude Canada following execution performance declines in the latter part of 2003. A previous cost estimate of the Stage 3 project, conducted in late 2002 when detailed engineering on the upgrader expansion (UE1) was 50-percent complete, suggested a total cost for the project in the range of $5.7 billion — about $5 billion for UE1 and $700 million for the Aurora 2 mine. Start-up of UE1 is now targeted to occur in mid-2006, later than the planned mid-2005 date.

“Like the other Syncrude owner companies, Imperial is concerned about the escalating costs and schedule delay. We are prepared to support Syncrude in whatever way we can to address these issues such that Syncrude Canada can continue to move forward to a successful completion and start-up of this project,” said K.C. Williams, president and CEO of Imperial Oil Resources.

The Syncrude Project is a joint venture operated by Syncrude Canada Ltd. and 25-percent owned by Imperial. The other owners are Canadian Oil Sands Limited Partnership, Canadian Oil Sands Limited, ConocoPhillips Oilsands Partnership II, Mocal Energy Limited, Murphy Oil Company Ltd., Nexen Inc., and Petro-Canada Oil and Gas.

FOR MORE INFORMATION, CONTACT:
Pius Rolheiser – Public Affairs	Jean Cote – Investor Relations
403-237-2663	416-968-4262

5